May 30, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Polo Ralph Lauren Corporation’s Form 8-K/A dated March 7, 2008, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP